Exhibit 10.19

SJW CORP.

STOCK OPTION

DIVIDEND EQUIVALENT RIGHTS AGREEMENT

AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2005

AS SUBSEQUENTLY AMENDED ON FEBRUARY 27, 2008 AND OCTOBER 22, 2008

EFFECTIVE AS OF JANUARY 1, 2008

RECITALS

A. Participant has been granted one or more stock options to purchase shares of the Corporation’s Common Stock under the Plan (the “Options”). The Options also provide Participant with dividend equivalent rights with respect to the shares of Common Stock subject to those Options. Each such option is evidenced by a Notice of Grant and Stock Option Agreement (collectively, the “Option Agreement”).

B. The Options with such dividend equivalent rights are more particularly identified in attached Schedule A.

C. The terms and conditions governing those dividend rights were originally set forth in a Dividend Equivalent Rights Agreement for each such Option (or other written document evidencing those dividend equivalent rights with respect to one or more of the Options). Each such agreement or other written document shall hereinafter be referred to collectively as the “Rights Agreements.”

D. Each of those separate Rights Agreements was first amended and restated on February 28, 2006 through one consolidated agreement effective as of January 1, 2005 and thereafter amended and restated on February 27, 2008 effective as of January 1, 2008 in order to bring the provisions of those Rights Agreements, to the extent they pertained to Options that were not vested and exercisable as of December 31, 2004, into compliance with the requirements of the proposed Treasury Regulations under Section 409A of the Internal Revenue Code (the “Code”) applicable to the payment of dividend equivalent rights.

E. The purpose of this amendment is to (i) bring each of the Rights Agreements, as previously amended and restated retroactive to January 1, 2005, into compliance with the applicable distribution requirements of Code Section 409A and the final Treasury Regulations thereunder, effective as of January 1, 2008, and (ii) terminate each of those Rights Agreements, effective with the distribution date provided herein.

F. All capitalized terms in this Agreement shall have the meaning assigned to them in the Plan and the applicable Option Agreements.

NOW, THEREFORE, it is hereby agreed as follows:

1. Each of the Rights Agreements pertaining to the Options, to the extent those agreements pertain to Options (or portions thereof) which were not vested and exercisable as of December 31, 2004 is hereby amended and restated as follows, retroactive to January 1, 2008, with respect to each covered Option (or portion thereof):

(i) An Option Deferred Stock Account with respect to each Option shall continue to be maintained for the Participant on the books and records of the Corporation.

(ii) Each time a dividend is paid on the Corporation’s outstanding shares of Common Stock after the Grant Date of that Option, the Option Deferred Stock Account will be credited with a dollar amount equal to the amount of that dividend paid per share multiplied by the number of shares of Common Stock at the time subject to such Option (plus the number of shares previously credited to the Option Deferred Stock Account pursuant to the dividend equivalent rights hereunder) as of the record date for the dividend; provided, however, that no further amounts shall be credited with respect to such option shares after the earliest to occur of (x) the fourth anniversary of the Grant Date of that Option, (y) the date that Option is first exercised or (z) December 31, 2008.

(iii) As of the first business day in January each year, the cash dividend amounts credited to the Option Deferred Stock Account during the immediately preceding calendar year shall be converted into a book entry of an additional number of shares of Common Stock (rounded up to the next whole share) determined by dividing (i) those cash dividend equivalent amounts by (ii) the average of the Fair Market Value per share of Common Stock on each of the dates in the immediately preceding calendar year on which those dividend amounts were credited to the Option Deferred Stock Account.

(iv) The shares credited to the Option Deferred Stock Account will vest at the same time and in the same manner as the Option Shares to which they are attributable vest. The shares which so vest shall be distributed to the Participant in the form of actual shares of Common Stock issued under the Plan on the earliest to occur of the following dates (the “Distribution Date”): (x) the fourth anniversary of the Grant Date of the Option, (y) the date of the Participant’s Separation from Service or (z) January 7, 2009; provided, however, that in the event of a Distribution Date under (x) or (y), the distribution shall be made on such Distribution Date or as soon as administratively practicable thereafter, but in no event later than the end of the calendar year in which such Distribution Date occurs or (if later) the fifteenth day of the third calendar month following such date. In the event of a Distribution Date under (z), the vested shares at the time credited to the Option Deferred Stock Account will be distributed, whether or not the Option is exercised before that date.

(v) On January 7, 2009, there shall also be distributed to the Participant the cash amount of $4,500 in full and complete satisfaction of any and all further dividend equivalents that might otherwise, in the absence of this Agreement, be credited to one or more of his or her Option Deferred Stock Accounts at any time after that date and converted into additional shares of Common Stock.

(vi) The distribution of the shares and the cash amount shall be subject to the Corporation’s collection of all applicable withholding taxes. In no event shall any shares of Common Stock credited to the Option Deferred Stock Account be distributed to the Participant if and to the extent those shares do not vest in accordance with the foregoing provisions.

(vi) Notwithstanding any provision to the contrary in the Plan, the Option Agreement or this Agreement, no distribution which becomes due and payable hereunder by reason of the Participant’s Separation from Service shall be made to the Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of such Separation from Service or (ii) the date of his or her death, if the Participant is a Specified Employee at the time of such Separation from Service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all distributions deferred pursuant to this subparagraph (v) shall be paid in a lump sum to the Participant.

2. For purposes of this Agreement, the following definitions shall be in effect:

(i) Participant shall be deemed to be an Employee for so long as he or she is in the employ of at least one member of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

(ii) Employer Group means (i) the Corporation and (ii) each of the other members of the controlled group that includes the Corporation, as determined in accordance with Sections 414(b) and (c) of the Code, except that in applying Sections 1563(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations.

(iii) Separation from Service means the Participant’s cessation of Employee status by reason of his or her death, retirement or termination of employment. The Participant shall be deemed to have terminated employment for such purpose at such time as the level of his or her bona fide services to be performed as an Employee (or non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services he or she rendered as an Employee during the immediately preceding thirty-six (36) months (or such shorter period for which he or she may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while an Employee is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which such Employee is provided, either by statute or contract, with a right to reemployment with one or more members of the Employer Group; provided, however, that in the event of an Employee’s leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes such individual to be unable to perform his or her duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Employee’s right to reemployment is not provided either by statute or contract, then such Employee will be deemed to have a Separation from Service on the first day immediately following the expiration of such six (6)-month or twenty-nine (29)-month period.

(iv) Specified Employee means any employee of the Employer Group who is, pursuant to procedures established by Executive Compensation Committee of the Board in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all non-qualified deferred compensation plans of the Employer Group subject to Code Section 409A, deemed at the time of his or her Separation from Service to be a “specified employee” under Code Section 409A. The Specified Employees shall be identified on December 31 of each calendar year and shall include each employee who is a “key employee” (within the meaning of that term under Code Section 416(i)) of the Employer Group at any time during the twelve (12)-month period ending with such date. An individual who is so identified as a Specified Employee will have that status for the twelve (12)-month period beginning on April 1 of the following calendar year.

3. This Amended and Restated Dividend Equivalent Rights Agreement shall, with respect to each Option identified in attached Schedule A, replace the Rights Agreement in effect for that Option immediately prior hereto, but only to the extent that Option was not vested and exercisable as of December 31, 2004. Except for the modifications effected by this Agreement, all the terms and provisions of each Option shall continue in full force and effect and shall continue to be governed by the terms of the Plan and the applicable Option Agreement and (to the extent that Option was vested and exercisable as of December 31, 2004) the Dividend Equivalent Rights Agreement in effect for that Option on December 31, 2004.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 18th day of November, 2008 to be effective as of January 1, 2008.

SJW CORP.

By:
W. Richard Roth, President and Chief Executive Officer

PARTICIPANT

SCHEDULE A

LIST OF COVERED OPTIONS*

Grant Date	Exercise Price Per Share ($)	Option Shares (#) Award	Option Shares Unexercised As Of 9/30/2008	Expiration Date

*	The listed options are subject to this Amended and Restated Dividend Equivalent Rights Agreement only to the extent those options were not vested and exercisable as of December 31, 2004.